SCHEDULE B
                   RULE 10f-3 REPORT
A.	INFORMATION REGARDING THE OFFERING AND TRANSACTION
Date of Purchase: February 27, 2003
Underwriter Purchased From:  Credit Suisse First Boston
Name of Issuer/Issue: Cheasapeake Energy Corp/Common Stock Principal Amount of Offering: 20,000,000 shares
Price/Spread: $8.10/$0.3645
Amount Purchased by the Partnership:  35,000 shares
B.	COMPLIANCE CHECKLIST
Indicate whether the following conditions were met in connection with the purchase of the security described in Section A above:
1.  ___X___	Securities are (i) part of an issue registered
under the Securities Act of
1933 that is being offered to the public, (ii) Eligible Municipal
Securities,
(iii) sold in an Eligible Foreign Offering, or (iv) sold in an Eligible Rule 144A Offering.
2.  ___X___	The purchase for the Partnership was made prior to
the end of the first full
business day on which any sales are made, and, if the securities are offered
for subscription upon exercise of rights, on or before the fourth day preceding the day on which the rights offering terminates.
3.  ___X___	The underwriting was a firm commitment
underwriting.
4.  ___X___	The commission, spread or profit received or to be
received by the principal
underwriters was fair and reasonable as compared to the
commission, spread or
profit received by other principal underwriters in connection with underwritings of similar securities during a comparable period of time.
5.  ___X___	Except for Eligible Municipal Securities, the
issuer has been in continuous
operation for not less than 3 years, including the operations of any predecessors.
6.  ___X___	The amount of securities of any class purchased by
the Partnership, alone or
together within one or more investment companies to which the
Adviser serves
as investment adviser, (i) for all offerings other than Eligible
Rule 144A
Offerings, does not exceed 25% of the principal amount of the offering of
such class, and (ii) for Eligible Rule 144A Offerings, does not exceed 25% of
the total principal amount of the offering of such class sold to qualified
institutional buyers, plus the principal amount of the offering in any concurrent public offering.
7.  ___X___	The securities were not purchased directly or
indirectly from: (a) an
officer, director, Manager, investment adviser or employee of the
Partnership
or (b) a person of which any of the persons noted in (a) is an affiliated person.
8.  ___X___	If securities were purchased from a syndicate
manager, the purchase was not
part of a group sale or otherwise allocated to the account of any of the persons specified in 7 above.
PARTNERSHIP NAME:   Augusta Partners, L.P.
Name:  Steven Napoli
Date: March 20, 2003
Title: Partner


  	Eligible Municipal Securities means "municipal securities," as defined in Section 3(a)(29) of the Exchange Act, that have received an investment grade rating from at least one NRSRO;
provided, that if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities shall have received one of the three highest ratings from an NRSRO.